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                                                                   EXHIBIT 10.11

                                October 1, 1998



Mr. Douglas Hickey
1850 Warf Road
Capitola, CA 95010

Dear Doug:

     We are extremely pleased to offer you the position of President and Chief Executive Officer of Critical Path, Inc. (the "Company"). The terms of your employment with the Company are set forth below.

     1.   Position.
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     (a)  You will become the President and Chief Executive Officer and a member of the Board of Directors of the Company, working out of the Company's offices in San Francisco, California. You will report to the Company's Board of Directors. Your start date will be within 30 days of the date of this letter, with the specific date to be mutually agreed upon by you and the Company.

     (b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, unless the Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company's business.

     2.   Compensation.
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     (a)  Salary.  Your salary will be $250,000.00 on an annualized basis, and
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you will be paid a monthly salary of $20,833.33 (payable semi-monthly), less regular payroll deductions, which covers all hours worked. Your salary will be reviewed annually as part of the Company's normal salary review process.

     (b)  Bonus upon Change of Control.  In the event that while you are a full-
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time employee of the Company and prior to the closing of the Company's initial public offering, a Change of Control occurs (as defined in Appendix A), you will receive for each Share of

Mr. Douglas Hickey
October 1, 1998
Page 2


Common Stock then held by you (and issued in conjunction with this Agreement) and each vested option (including options that vest by virtue of such Change of Control) a bonus equal to the difference, if any, between the value of the consideration per share to be received by the Company's Series B Preferred stockholders in the transaction (calculated taking into account the payment of this bonus to you) and the value of the consideration per share to be received by the Company's Common stockholders in such transaction (net of the payment of this bonus to you). This bonus shall be payable at the Company's option in cash or in the same consideration received by the Company's Series B Preferred stockholders in such Change of Control transaction. The bonus will be payable up to a maximum amount equal to $8 million less the consideration payable in the transaction with respect to your Shares. The portion of this bonus attributable to any unvested Shares of Common Stock held by you after the closing of such transaction, shall be placed in escrow and paid to you if and when such Shares would have vested in accordance with Section 3 below.

     (c)  Loan.  The Company will extend you a loan in the principal amount of
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$500,000 (the "Loan").  The Loan will bear interest at the applicable federal rate, will be due upon the earlier of five years or thirty days following termination of your employment, and will be secured by shares of the Company's Common Stock held by you. The Loan will be non-recourse, unless you terminate your employment voluntarily.

     3.   Stock Options.  The Company will grant you an option to purchase
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5,668,828 shares (the "Shares") of Common Stock (an amount currently equal to 8%
of the Company's fully diluted capitalization, based on all of the Company's outstanding capital stock, options, warrants and all other outstanding securities, convertible, exchangeable or exercisable for shares of capital stock, after taking into account this grant). The option will be exercisable at the fair market value of the Common Stock (currently $0.38 per share) and will vest in equal monthly installments over four years (118,100.5 Shares per month). The specific terms of the option will be set forth in an option agreement to be issued pursuant to the Company's stock option plan and shall provide for, among other items, the early exercise of up to all of the options granted to you prior to vesting of such options.

     In the event of a Change of Control of the Company, 1,417,207 of the unvested Shares (or such lesser amount as is then remaining unvested) will vest immediately preceding such Change of Control, and if you are terminated without Cause (as defined in Appendix A) within 12 months following a Change of Control, a like number of additional Shares will vest.

     In the event you are terminated by the Company (or any successor to the Company) without Cause or if you terminate your employment for Good Reason (as defined in Appendix A) you will receive payment of severance benefits equal to your regular monthly salary for nine months from the date of termination, and you will also vest as to an additional six months of Shares; provided that as a condition to such severance and vesting acceleration,

Mr. Douglas Hickey
October 1, 1998
Page 3


you execute an agreement in form acceptable to the Company providing for a mutual release of any claims you or the Company may have against the Company, its officers, directors, stockholders, agents and affiliates, on the one hand, and you, on the other hand.

     The Company will allow you to exercise all or a portion of your option at any time for the Shares by execution of a full-recourse promissory note and security agreement (a full recourse note is required for tax purposes to commence the capital gains holding period). The note will bear interest at the applicable federal rate and will be due upon the earlier of five years from issuance or ninety (90) days after the termination of your employment.

     The option grants and the $500,000 loan described above have been approved by the Board of Directors. The loan will be subject to approval by the shareholders of the Company under California law.

     4.   Benefits.
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     (a)  You will be eligible for paid vacation, sick leave and holidays.  You will be provided with health insurance benefits as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers' compensation insurance and State Disability Insurance, as required by state law.

     (b) The Company will provide you with standard medical and dental insurance benefits and paid vacation in accordance with Company policy.

     (c) The Company will pay the cost of an apartment in the San Francisco Bay area (not to exceed $3,000 per month) and will pay the reasonable costs of leasing a car for your use.

     (d) The Company will provide at its expense (or reimburse you for) continuation of your existing financial planning services through AYCO Company.

     (e) The Company will expeditiously enter into an indemnification agreement in form reasonably acceptable to you, which agreement shall provide that the Company will indemnify, defend, protect and hold you harmless from any claims or actions arising out of your actions as an officer or director of the Company.

     5.   Proprietary Information Agreement.  You will be required to sign and
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abide by the terms of Critical Path's standard proprietary information agreement, which is incorporated into this agreement by reference. You will also represent and warrant to Critical Path that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

Mr. Douglas Hickey
October 1, 1998
Page 4


     6.   Immigration Documentation.  Please be advised that your employment is
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contingent on your ability to prove your identity and authorization to work in the U.S. for Critical Path. You must comply with the Immigration and Naturalization Service's employment verification requirements.

     7.   Term of Employment.  Your employment with Critical Path is "at-will."
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In other words, either you or Critical Path can terminate your employment at any time for any reason, with or without Cause and with or without notice.

     8.   Dispute Resolution Procedure.  The parties agree that any dispute
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arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.

     (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

     (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. Critical Path will pay the cost of such mediation.

     (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

     The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) of this section violates the rights of the complaining party and, if so, to grant any relief authorized by law; provided, however, the parties agree, that for violations of the employee's trade secret obligations, the Company retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require Critical Path to change any lawful policy or benefit plan.

Mr. Douglas Hickey
October 1, 1998
Page 5


     Critical Path shall bear the costs of the arbitration if the employee prevails. If Critical Path prevails, the employee will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys' fees.

     Arbitration shall be the exclusive final remedy for any dispute between the parties, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in paragraphs (a) and (b) above.

     The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law.

     (d) Critical Path reserves the right to modify, change or cancel this provision upon 30 days written notice. However, such cancellation shall not affect matters that have already been submitted to arbitration.

     9.   Integrated Agreement.  Please note that this Agreement supersedes any
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prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This Agreement, constitutes the full, complete and exclusive agreement between you and Critical Path with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and another officer of Critical Path.

     10.  Severability.  If any term of this Agreement is held to be invalid,
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void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

     11.  Counterparts.  This Agreement may be signed in counterparts.
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     Doug, as you know, we are very excited about the contribution you can make to the future success of Critical Path, and we look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign a copy of

Mr. Douglas Hickey
October 1, 1998
Page 6


this letter and return it to me. If there is any matter in this letter that you wish to discuss further, please do not hesitate to call me.

Sincerely,



/s/ David Hayden
David Hayden
For the Board of Directors




 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

I accept Critical Paths' offer under the terms expressed in this letter. I understand that this is not an employment contract for any fixed period, and that, subject to the provisions of this letter agreement, either party may end the employment relationship at any time for any reason.



/s/ Douglas Hickey
- ------------------------------     ------------------------------
Douglas Hickey                     Date

                                   APPENDIX A
                                   ----------

                                  DEFINITIONS
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     "Change of Control" shall mean the consummation of one of the following:

          (i) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

          (ii) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving entity after such merger, consolidation or other reorganization;

          (iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.


     "Cause" shall mean (i) failure or refusal to perform a directive of the
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Board of Directors of the Company that is consistent with your duties and responsibilities as set forth in paragraph 1 hereof (provided, that the Company provides to you written notice specifying the nature of such failure or refusal and the actions needed to be taken by you to cure the same and such failure or refusal is not cured by you within thirty (30) days of receipt of such notice),
(ii) you shall have been determined to be guilty of willful misconduct or be in material violation of your fiduciary obligations to the Company (provided, that the Company provides to you written notice specifying the nature of such breach and actions needed to be taken by you to cure same and such breach is not cured by you within ten (10) days of receipt of such notice), (iii) you perform your duties in a grossly negligent manner, or (iv) are convicted of any crime that has a material adverse impact on (A) your ability to perform your duties hereunder, (B) the Company or (C) the Company's business.

     "Good Reason" shall be deemed to occur if (a)(1) there is a material
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adverse change in employee's position causing such position to be of significantly less stature or of significantly less responsibility, (2) a reduction of more than twenty percent (20%) of employee's base compensation unless in connection with similar decreases of other similarly situated employees of the Company, or (3) employee's refusal to relocate to a facility or location more than fifty (50) miles from the Company's current location; and (b) within the thirty (30) day period immediately following such material change or reduction employee elects to terminate his employment voluntarily.